CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,157,500	$720.76

December 2015

Pricing Supplement No. 1595

Registration Statement No. 333-199966

Dated December 21, 2015

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity. If the underlying index has declined in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of the Trigger PLUS at maturity. However, if the underlying index has declined in value so that the final index value is less than the trigger level, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS. The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the underlying index. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing level of the underlying index on the valuation date. All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

FINAL TERMS
Issuer:		JPMorgan Chase & Co.
Underlying index:		JPX-Nikkei Index 400
Aggregate principal amount:		$7,157,500
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,

$10
If the final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 10%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 13,795.82
Final index value:		The closing level of the underlying index on the valuation date
Trigger level:		12,416.238, which is equal to 90% of the initial index value
Leverage factor:		200%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.70 (117.00% of the stated principal amount) per Trigger PLUS.
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		December 21, 2015
Original issue date (settlement date):		December 24, 2015
Valuation date:		July 7, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		July 12, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128A780 / US48128A7809
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$7,157,500.00	$178,937.50	$6,978,562.50
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.631 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index.
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide limited market downside protection against a loss of principal in the event of a decline of the underlying index but only if the final index value is greater than or equal to the trigger level.

Maturity:	Approximately 18.5 months
Leverage factor:	200%
Trigger level:	90% of the initial index value
Maximum payment at maturity:	$11.70 (117.00% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies. In exchange for enhanced returns from a certain range of positive performance of the asset, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated but is at or above the trigger level, investors will receive the stated principal amount of their investment. At maturity, if the asset has depreciated below the trigger level, investors are fully exposed to the negative performance of the asset. Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the underlying index.
Trigger Feature	At maturity, even if the underlying index has declined over the term of the Trigger PLUS, investors will receive their stated principal amount but only if the final index value is greater than or equal to the trigger level.
Upside Scenario	The final index value is greater than the initial index value. At maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 200% of the index percent increase, subject to the maximum payment at maturity of $11.70 (117.00% of the stated principal amount) per Trigger PLUS.
Par Scenario	The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, the Trigger PLUS pay the stated principal amount of $10 per Trigger PLUS at maturity even when the underlying index has depreciated.
Downside Scenario	The final index value is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 10% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline of the final index value from the initial index value. (Example: if the underlying index decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS.)
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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger level:	90% of the initial index value
Maximum payment at maturity:	$11.70 (117.00% of the stated principal amount) per Trigger PLUS

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Underlying Index
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
Payment at Maturity on the Trigger PLUS
$11.70 Maximum Payment at Maturity
PLUS zone
$10 Stated Principal Amount
17.00%
8.50%
-10%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in the Underlying Index

How it works

▪	Upside Scenario. If the final index value is greater than the initial index value, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final index value of 108.50% of the initial index value.
▪	For example, if the underlying index appreciates 5%, investors will receive a 10% return, or $11 per Trigger PLUS.
▪	Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $10 per Trigger PLUS.
▪	For example, if the underlying index depreciates 5%, investors will receive the $10 stated principal amount.
▪	Downside Scenario. If the final index value is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.
▪	For example, if the underlying index depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the trigger level (which is 90% of the initial index value), the payment at maturity will be an amount in cash that is over 10% less than the stated principal amount of each Trigger PLUS and this decrease will be by an amount that is proportionate to the decrease in the value of the underlying index and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of $11.70 (117.00% of the stated principal amount) per Trigger PLUS. Because the maximum payment at maturity will be limited to 117.00% of the stated principal amount for the Trigger PLUS, any increase in the final index value by more than 8.50% will not further increase the return on the Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent has determined the initial index value, will determine the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the Trigger PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates. JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value. In addition,
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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally
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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The Index has a limited operating history — The Index was created on January 6, 2014 and therefore has limited historical performance. Past performance should not be considered indicative of future performance. Because the Index’s past historical performance is limited, your investment in the Trigger PLUS may involve a greater risk than investing in securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses to select its components, as described in Appendix A.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates. The value of your Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying index are based, although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in any payment on the Trigger PLUS.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and the trigger level and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to
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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.
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Trigger PLUS Based on the Value of the JPX-Nikkei Index 400 due July 12, 2017

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

JPX-Nikkei Index 400 Overview

The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market Of The High-growth and EmeRging Stocks) or JASDAQ market. As of August 31, 2015, 392 constituents were listed on the First Section, one was listed on the Second Section, one was listed on Mothers and 6 were listed on the JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors. For additional information about the JPX-Nikkei Index 400, see the information set forth in Appendix A.

Information as of market close on December 21, 2015:

Bloomberg Ticker Symbol:	JPNK400
Current Index Closing Level:	13,795.82
52 Weeks Ago (on 12/22/2014):	12,840.74
52 Week High (on 8/10/2015):	15,251.93
52 Week Low (on 1/7/2015):	12,308.20

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 6, 2014 through December 21, 2015. The underlying index was created on January 6, 2014 The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on December 21, 2015 was 13,795.82. We obtained the closing level information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

JPX-Nikkei Index 400	High	Low	Period End
2014
First Quarter (commencing January 6, 2014)	11,800.26	10,330.02	10,893.94
Second Quarter	11,548.81	10,314.83	11,466.23
Third Quarter	12,246.68	11,173.77	12,055.67
Fourth Quarter	13,148.44	10,712.64	12,768.42
2015
First Quarter	14,475.35	12,308.20	14,022.96
Second Quarter	15,159.05	13,890.43	14,716.19
Third Quarter	15,251.93	12,312.62	12,628.54
Fourth Quarter (through December 21, 2015)	14,482.06	12,919.07	13,795.82

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JPX-Nikkei Index 400 Historical Performance – Daily Closing Levels January 6, 2014 to December 21, 2015

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the Trigger PLUS:

JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the Trigger PLUS is lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.

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See “Risk Factors — JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS” in this document.
Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Trigger PLUS. You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “JPX-Nikkei Index 400 Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.

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Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Trigger PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the Trigger PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

APPENDIX A

The JPX-Nikkei Index 400

We have derived all information contained in this document regarding the JPX-Nikkei Index 400, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Japan Exchange Group, Inc. (“JPX”), the Tokyo Stock Exchange (“TSE”) (collectively, the “JPX group”) and Nikkei Inc. (“Nikkei,” and together with the JPX group, the “Index Sponsor”). The JPX-Nikkei Index 400 was developed by the Index Sponsor and is calculated, maintained and published by the Index Sponsor.

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The JPX-Nikkei Index 400 is reported by Bloomberg under the ticker symbol “JPNK400.”

Publication of the JPX-Nikkei Index 400 began on January 6, 2014, based on an initial Index value of 10,000 on August 30, 2013. The JPX-Nikkei Index 400 index value is computed and published daily at market close via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks.

The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market Of The High-growth and EmeRging Stocks) or JASDAQ market. As of August 31, 2015, 392 constituents were listed on the First Section, one was listed on the Second Section, one was listed on Mothers and 6 were listed on the JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors.

The Index components are reviewed annually based on the selection criteria applied as of the final business day of June (the base selection date).  The calculation of the Index using the new constituents will begin from the final business day of August following the annual review.  The selection process and criteria are as follows:

(1)  1,000 stocks are selected based on their trading value over the past three years and the market value on the base selection date.  Stocks are excluded from selection if they fall under any of the following criteria:

•	listed for less than three years;
•	the company’s liabilities are in excess of its assets during any of the past three fiscal years;
•	the company has an operating loss in each of the past three fiscal years;
•	the company has a net loss in each of the past three fiscal years;
•	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;
•	disclosure of insufficient financials controls;
•	the stock has been designated as a security to be delisted or security on alert; or
•	certain listing violations have occurred over the past year.

(2)  Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the selection base date (weighted 20%). Each stock is ranked from 1st to 1,000th with respect to each of these three factors, with first place assigned 1,000 points and 1,000th place assigned 1 point. Then, the overall score for each stock is derived by aggregating the product of each factor’s assigned score multiplied by its applicable weight.

(3)  400 stocks are selected by the final ranking with the scores calculated above in (2) and qualitative factors from the perspectives of corporate governance and disclosure.  These factors are applied as of the selection base date and include the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated above in (2) plus the score from the qualitative factors.  Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average return on equity and whose most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on their rankings are selected for inclusion in the JPX-Nikkei Index 400.

The JPX-Nikkei Index 400 is calculated using free-float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The JPX-Nikkei Index 400 Index is calculated by dividing the current free-float adjusted market value (the “Current Market Value”) by the market value on the base date (the “Base Market Value”) and multiplied by the Index value on the base date (the “Base Point”). The market value is the sum of the number of shares of each constituent multiplied by that constituent’s stock price.

The calculation of the JPX-Nikkei Index 400 Index can be represented by the following formula:

Index	=	Current Market Value	x	Base Point
Base Market Value
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The number of shares of each constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free-float weight is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents.  Among the shares that are treated as non-free-float shares are, among others, shares held by specified types of major shareholders and shares held by board members and other representatives.  The free-float weights are reviewed annually for each index constituent, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule.  In addition to this annual review, the Index Sponsor may also adjust a company’s free-float weight to reflect extraordinary events.

In order to maintain continuity, the Base Market Value is adjusted from time to time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. Such events include, but are not limited to: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants or mergers, acquisitions, consolidations, company splits or other similar changes in corporate structure. Adjustments to the JPX-Nikkei Index 400 to reflect dividends are made in two stages: (1) adjustment using estimated dividends and (2) minor adjustments made to reflect differences between estimated dividends and the dividend amount announced in the earnings report. The estimated dividend amount is derived from announcements in timely disclosure documents or by using the dividend amount for the previous period if the dividend for the current period is not fixed.

The formula for the adjustment is as follows:

New Base Market Value	=	Old Base Market Value × (Previous Business Day Market Value ± Adjustment Amount)
Previous Business Day Market Value

Where Adjustment Amount = Increase (decrease) in the number of shares used for the Index calculation × stock price used for adjustment

License Agreement with the Index Sponsor

We intend to enter into a non-exclusive license agreement with the Index Sponsor which would provide for the license to J.P. Morgan Securities LLC and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the JPX-Nikkei Index 400, which is owned and published by the Index Sponsor, in connection with the Trigger PLUS.

The JPX-Nikkei Index 400 trademarks are subject to the intellectual property rights owned by the Index Sponsor and the Index Sponsor owns all rights relating to the JPX-Nikkei Index 400, such as calculation, publication and use of the JPX-Nikkei Index 400 and relating to the JPX-Nikkei Index 400 trademarks.

The Index Sponsor shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the JPX-Nikkei Index 400 or to change the JPX-Nikkei Index 400 trademarks or cease the use thereof.

The Index Sponsor makes no warranty or representation whatsoever, either as to the results stemming from the use of the JPX-Nikkei Index 400 and the JPX-Nikkei Index 400 trademarks or as to the figure at which the JPX-Nikkei Index 400 stands on any particular day.

The Index Sponsor gives no assurance regarding accuracy or completeness of the JPX-Nikkei Index 400 and data contained therein. Further, the JPX-Nikkei Index 400 shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the JPX-Nikkei Index 400.

The Trigger PLUS are in no way sponsored, endorsed or promoted by the Index Sponsor.

The Index Sponsor shall not bear any obligation to give an explanation of the Trigger PLUS or any advice on investments to any purchaser of the Trigger PLUS or to the public.

The Index Sponsor neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the Trigger PLUS, for calculation of the JPX-Nikkei Index 400.

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Including but not limited to the foregoing, the Index Sponsor shall not be responsible for any damage resulting from the issue and sale of the Trigger PLUS.

“JPX-Nikkei Index 400” is a trademark of the Index Sponsor. The Trigger PLUS have not been and will not be passed on by the Index Sponsor as to their legality or suitability. The Trigger PLUS will not be issued, endorsed, sold or promoted by the Index Sponsor. THE INDEX SPONSOR MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE TRIGGER PLUS.

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The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the JPX-Nikkei Index 400 on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the JPX-Nikkei Index 400 may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the JPX-Nikkei Index 400, and these limitations, in turn, may adversely affect the value of the Trigger PLUS.

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